                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K
                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):             JANUARY 20, 1997

                             HEADSTRONG GROUP, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                              33-475567                   22-3663311
(State or other jurisdiction of incorporation)  (Commission File No.)   (IRS Employer Identification No.)

  5 Lexington Avenue, East Brunswick, New Jersey             08816
    (Address of principal executive offices)              (Zip Code)

       Registrant's telephone number, including area code: (908) 254-3433

                                       N/A
         (Former name or former address, if changed since last report)

ITEM 9.  SALES OF EQUITY SECURITIES PURSUANT TO REGULATION S.

                  On January 31, 1997, the Registrant completed the offer and sale of 5% convertible debentures in the aggregate principal amount of $500,000 in reliance upon Regulation S under the Securities Act of 1933. This offer and sale consisted of two separate transactions consisting of $250,000 principal amount with net proceeds to the Registrant of $216,541.70 on January 20, 1997; $250,000 principal amount with net proceeds to the Registrant of $216,086.70 on January 31, 1997. The Placement Agent for both of the above transactions was Shane Henty Sutton and the Buyers were 397370 B C, Ltd. and Karela Gisele Pty., Ltd, respectively. Net proceeds of the offering to the Registrant were $432,628.40 after payments to the Placement Agent of commissions, escrow fees, disbursements and other expenses (aggregate $67,371.60).

                  The debentures sold to 397370 B C Ltd. are convertible into shares of the Registrant's common stock upon the expiration of 45 days from the date of sale and at a price per share equal to a 40% discount of the average of the daily low price traded for the common stock for the five trading days prior to the date of conversion. The debentures sold to Karela Gisele Pty., Ltd, are convertible into shares of the Registrant's common stock upon the expiration of 45 days from the date of sale and at a price per share equal to a 40% discount of the average of the daily low bid for the common stock for the five trading days prior to the date of conversion. In the event that the debentures are not converted into shares of the Registrant's common stock, the debentures will be due on January 19, 1999 and January 30, 1999 for the debentures sold on January 20, 1997 and January 31, 1997, respectively.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        HEADSTRONG GROUP, INC.
                                          (Registrant)



Date: February 4, 1997           By:   /s/ JERRY ORODENKER
                                       -----------------------------------------
                                        Jerry Orodenker, Chief Financial Officer


                                       -2-